FACILITY "B" NOTE

$10,000,000                                                       March 21, 2000

                  TOTAL RESEARCH CORPORATION, a Delaware corporation (hereinafter called the "Borrower"), for value received, hereby promises to pay to the order of SUMMIT BANK, a New Jersey bank (which, together with its successors and assigns, will be called the "Bank"), the principal amount of Ten Million Dollars ($10,000,000), or so much thereof as is outstanding under the Credit Agreement (as hereinafter defined), on June 30, 2002 (the "Maturity Date"). All accrued and unpaid interest shall be due and payable on the first day of the first calendar month following the date of this Note, and on the first day of each month thereafter, and on the Maturity Date.
         This Note is the "Facility B Note" referred to in the Second Amended and Restated Credit Agreement dated the date hereof between the Borrower and the Bank. (the "Credit Agreement"). This Note is entitled to the benefits and security provided for in the Credit Agreement and the other agreements and documents executed and delivered in connection therewith.
         This Note supersedes and replaces the Facility C Note dated as of December 1, 1999 from the Borrower to the Bank in the maximum principal amount of $2,500,000 (the "Superseded Note"). Nothing herein shall be construed to be a termination of, or a novation with respect to, the indebtedness heretofore evidenced by the Superseded Note, or to abrogate or otherwise adversely affect the existence or priority of any and all security interests, mortgages, or other liens in favor of the Bank securing such indebtedness.
         Subject to the provisions of this Note hereinafter set forth, the principal amount of this Note outstanding from time to time (the "Principal Balance") shall bear interest at the Floating Rate. The term "Floating Rate" shall mean a rate per annum which initially is the Base Rate (as hereinafter defined) from time to time. As used herein, the term "Base Rate" means the rate of interest established by the Bank from time to time as its reference rate in making loans, but does not reflect the rate of interest charged to any particular class of borrowers. The Borrower acknowledges that the Base Rate is not tied to any external rate of interest or index. The Floating Rate for purposes hereof will change automatically and immediately as of each date the Bank changes the Base Rate, without notice to the

Borrower. Interest shall be charged on the basis of the actual number of days elapsed, over a year of 360 days.
                  The Floating Rate shall be adjusted quarterly such that the increment over the Base Rate or under the Base Rate, as the case may be (the "Floating Rate Margin") shall vary based upon the Borrower's ratio of Total Liabilities to Tangible Net Worth (as such capitalized terms are defined in the Credit Agreement) in accordance with the following schedule:


Ratio of Total Liabilities
 to Tangible Net Worth                      Margin
 ---------------------                      ------

3 to 1 or greater                            - 0-
Between 1.50 to 1 and 2.99 to 1             (-1/4%)
Below 1.50 to 1                             (-1/2%)

                  Borrower shall have the option (hereinafter called the "LIBOR Rate Option") from time to time in the manner hereinafter set forth to convert the interest rate on any portion of the Principal Balance from time to time bearing interest at the Floating Rate (or which would otherwise bear interest at the Floating Rate on any Roll Over Date but for the exercise of this option) and any advance about to be made pursuant to the Credit Agreement (each, a "New Advance"), from the Floating Rate to a LIBOR Rate (as hereinafter defined). For the purposes of the LIBOR Rate Option, the following terms shall have the following meanings:

                  (i) The   term  "Business  Day"  shall  mean any  day on which
          commercial banks settle payments in U.S. dollars in London, England and New York.

                  (ii) The term "Interest Period" shall mean the period commencing on the date so specified in Borrower's notice to Bank of any election to exercise the LIBOR Rate Option and ending on a date specified in such notice, which ending date (a) shall be either one month, two months, or three months after the commencement of the Interest Period, and (b) shall not be beyond the Maturity Date. No Interest Period shall commence other than on a Business Day. If any Interest Period shall end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which event, such Interest Period shall end on the next preceding Business Day.

                  (iii) The term "Roll Over Date" shall mean the day immediately following the last day of an Interest Period.

                  (iv) The term "Fixed LIBOR Rate" shall mean a rate per annum (rounded to the nearest 1/16 of 1%, or if there is no nearest of 1/100,000 of 1%, to the next highest 1/16 of 1%) equal to the rate quoted at approximately 9:00 a.m. New York time, by New York dealers of London interbank deposits selected by the Bank two Business Days prior to the first day of such Interest Period for the purchase at face value of U.S. dollar deposits in immediately available funds for a period and in an amount comparable to the applicable Interest Period and the Principal Balance outstanding during such Interest Period, with respect to which Borrower has exercised the LIBOR Rate Option.

                  (v) The term "Adjusted LIBOR Rate" shall mean a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product arrived at by multiplying the Fixed LIBOR Rate with respect to the applicable Interest Period by a fraction (expressed as a decimal), the numerator of which shall be the number one and the denominator of which shall be the number one minus the aggregate reserve percentages (expressed as a decimal) from time to time established by the Board of Governors of the Federal Reserve System of the United States and any other banking authority to which Bank is now or hereafter subject, including, but not limited to any reserve on Eurocurrency Liabilities as defined in Regulation D of the Board of Governors of the Federal Reserve System of the United States at the ratios provided in such Regulation from time to time, it being agreed that the amount of the Principal Balance bearing interest at a LIBOR Rate shall be deemed to constitute Eurocurrency Liabilities, as defined by such Regulation, and it being further agreed that such Eurocurrency Liabilities shall be deemed to be subject to such reserve requirements without benefit of or credit for prorations, exceptions or offsets that may be available to Bank from time to time under such Regulation and irrespective of whether Bank actually maintains all or any portion of such reserve.

         (vi) The term "LIBOR Rate" shall mean a rate per annum equal to the Adjusted LIBOR Rate with respect to the applicable Interest Period plus a margin (the "LIBOR Margin") which initially shall be 2.50% and shall vary based upon the Borrower's ratio of Total Liabilities to Tangible Net Worth (as such capitalized terms are defined in the Credit Agreement) in accordance with the following schedule:

         Ratio of Total Liabilities
           to Tangible Net Worth                     Margin
           ---------------------                     ------

         3 to 1 or greater                            2.50%
         Between 1.50 to 1 and 2.99 to 1              2.25%
         Below   1.50 to 1                            2.00%

         The LIBOR Rates and the components thereof shall be calculated on the basis of the actual number of days elapsed over a 360-day year. Each determination of a LIBOR Rate shall be made by Bank and shall be conclusive and binding upon Borrower absent manifest error.
         Borrower shall give Bank irrevocable written notice of any election to exercise the LIBOR Rate Option at least three (3) Business Days prior to the commencement of an Interest Period, which notice shall specify the portion of the Principal Balance or New Advance with respect to which the Borrower is making the election, the date upon which such Interest Period is to commence and its duration. Bank shall, as soon as practicable after 9:00 a.m., New York City time, two (2) Business Days prior to the commencement of the Interest Period, determine the LIBOR Rate applicable to the portion of the Principal Balance or New Advance specified in such notice and inform Borrower of the LIBOR Rate so determined. Such LIBOR Rate shall be applicable to the portion of the Principal Balance or such New Advance for the duration of the Interest Period specified by the Borrower in such notice. The interest rate applicable to the portion of the Principal Balance or New Advance with respect to which Borrower has elected a LIBOR Rate, shall revert from the LIBOR Rate applicable thereto to the Floating Rate as of the Roll Over Date applicable thereto, unless the Borrower properly elects another LIBOR Rate Option in accordance with the above provisions. Bank shall be under no duty or obligation to notify Borrower that the interest rate on any portion of the Principal Balance is about to revert from a LIBOR Rate to the Floating Rate.
         The LIBOR Rate Option may only be exercised by the Borrower with respect to portions of the Principal Balance or New Advances, which (a) would bear interest at the Floating Rate on the date of commencement of the applicable Interest Period, but for the exercise by the Borrower of the LIBOR Rate Option, and (b) are equal to or in excess of $100,000. The Borrower's right to exercise the LIBOR Rate Option shall be conditioned upon the

Borrower not being in default under this Note or the Credit Agreement. At any one time during the term of this Note there shall not be, in the aggregate, more than three (3) Interest Periods in effect under the LIBOR Rate Option.
         If in any instance the Bank shall waive one or more of the conditions or limitations to the exercise by the Borrower of the LIBOR Rate Option, such waiver shall apply only to the instance in which given and shall not be construed as a waiver of any such condition or limitation with respect to any subsequent exercise by the Borrower of the LIBOR Rate Option.
         In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of an Interest Period, Bank shall have determined (which determination shall be conclusive and binding upon Borrower) that dollar deposits in an amount approximately equal to the portion of the Principal
Balance or New Advance, at the time Borrower has exercised the LIBOR Rate Option, are not generally available at such time in the London interbank market, or the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to Bank of making or maintaining a LIBOR Rate on the portion of the Principal Balance or New Advance, or of funding the same in the London interbank market during such Interest Period, or reasonable means do not exist for ascertaining a LIBOR Rate, or a LIBOR Rate on the portion of the Principal Balance or New Advance would be in excess of the maximum interest rate which

Borrower may by law pay, Bank shall so notify Borrower and the Principal Balance or New Advance shall continue to bear interest at the Floating Rate.
         If any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for Bank to make or maintain LIBOR Rates with respect to the Principal Balance or to fund portions of the Principal Balance bearing interest at a LIBOR Rate in the London interbank market or to give effect to its obligations as contemplated hereby, then the LIBOR Rate Option shall immediately terminate and upon notice by Bank to Borrower any LIBOR
Rate(s) applicable to the Principal Balance or parts thereof shall be automatically converted to the Floating Rate and Borrower shall pay to Bank an amount equal to the prepayment premium which would be due pursuant to the provisions of this Note hereinafter set forth upon a prepayment of the same prior to the Roll Over Date applicable thereto. Any notice given by Bank to Borrower pursuant to this paragraph shall, if lawful, be effective on the last day of any existing Interest Periods.
         Borrower shall indemnify the Bank against any loss or expense that the Bank may sustain or incur as a consequence of any failure by the Borrower to take down any portion of a New Advance pursuant to the Credit Agreement with respect to which Borrower has exercised the LIBOR Rate Option, or default by the

Borrower in the payment of any portion of the Principal Balance or New Advance bearing interest at a LIBOR Rate, or any part thereof or interest accrued thereon at a LIBOR Rate, as and when due and payable, or the occurrence of any event of default specified in this Note or the Credit Agreement, including, but not limited to, any loss or reasonable expense sustained or incurred in liquidating or reemploying deposits from third parties acquired to effect or maintain any LIBOR Rate with respect to any portion of the Principal Balance or any New Advance about to be made pursuant to the Credit Agreement. The Bank shall provide to the Borrower a statement explaining the amount of any such loss or expense, which statement shall be conclusive and binding upon the Borrower absent manifest error.
         Borrower shall from time to time, upon request of the Bank, sign and deliver to the Bank a letter agreement in form reasonably satisfactory to the Bank indicating as of the date thereof (a) the respective portions of the Principal Balance which bear interest at the Floating Rate and LIBOR Rates, and
(b) the LIBOR Rates applicable to each portion of the Principal Balance with respect to which the Borrower has exercised the LIBOR Rate Option, and (c) the respective Roll Over Dates applicable to each portion of the Principal Balance with respect to which LIBOR Rates are applicable.

         All payments on this Note shall be made in lawful money of the United States at the office of the Bank at 301 Carnegie Center, CN 5316, Princeton, New Jersey 08543-5316, or at such other place as the Bank may designate to the Borrower in writing from time to time. Each payment shall be applied first to accrued and unpaid interest and late charges (if any), and the balance to the outstanding principal hereof.
         This Note may be prepaid, in whole or in part at any time and from time to time and, for so long as a Floating Rate is in effect, without penalty, premiums or costs. If all or any portion of the Principal Balance is prepaid, or if the maturity of the Note is accelerated by the Bank following an Event of Default, while a LIBOR Rate is in effect, then Borrower shall pay to the Bank on demand such amount as shall be sufficient (in the reasonable opinion of the Bank) to compensate the Bank for any and all losses, costs and expenses which Bank reasonably determines are attributable to such prepayment or acceleration. Such compensation shall include, but is not limited to the amount (if any) determined by the Bank to be the excess of: (i) the amount of interest which otherwise would have accrued on the Principal Balance (or portion thereof prepaid) for the period from and including the date of the prepayment or acceleration to and including the last day of the then current Interest Period at the applicable LIBOR Rate; over (ii) the amount of interest the Bank would have bid to New York dealers of London interbank dollar deposits for amounts comparable to such Principal Balance (or portion thereof prepaid) and maturities comparable to such Interest Period. The Bank's determination of such compensation shall be set forth in writing and, in the absence of manifest error, be conclusive and binding upon the Borrower. Borrower acknowledges and agrees that the Bank may fund all or any portion of the Principal Balance in any legal manner it chooses, and Borrower shall not be relieved of its obligation to pay the compensation required by this paragraph by reason of the manner chosen by the Bank.
          Borrower recognizes that the cost to Bank of making or maintaining LIBOR Rates with respect to the Principal Balance may fluctuate and Borrower agrees to pay Bank, upon demand, an additional amount or amounts as Bank shall determine will compensate Bank for additional costs of maintaining any such LIBOR Rate as a result of:

                  (i) the imposition of, or changes in, the reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States, including, but not limited to any reserve on Eurocurrency Liabilities as defined in Regulation D of the Board of Governors of the Federal Reserve System of the United States at the ratios provided in such Regulation from time to time, it being agreed that the Principal Balance bearing interest at a LIBOR Rate shall be deemed to constitute Eurocurrency Liabilities, as defined by such Regulation, and it being further agreed that such Eurocurrency Liabilities shall be deemed subject to such reserve requirements without benefit of or credit for prorations, exceptions or offsets that may be available to Bank from time to time under such Regulation, and irrespective of whether Bank actually maintains all or any portion of such reserve; or

                  (ii) any change, after the date of this Note, in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) or by any court changing the basis of taxation of payments to Bank of the Principal Balance or interest on any portion of the Principal Balance bearing interest at a LIBOR Rate or any other fees or amounts payable under this Note (other than taxes imposed on the overall net income of Bank by the United States or any State, or by any political subdivision or taxing authority thereof), or imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Bank, or imposing on Bank or the London Interbank Market any other condition affecting this Note or the Credit Agreement or the Principal Balance bearing interest at a LIBOR Rate so as to increase the cost to Bank of making or maintaining a LIBOR Rate with respect to the Principal Balance or to reduce the amount of any sum received or receivable by Bank under this Note or the Credit Agreement (whether of principal, interest or otherwise), by an amount deemed by Bank to be material, but without duplication for payments required under any other provision of this Note.

Any amount or amounts payable by Borrower to Bank pursuant to subparagraph (i) or (ii) above shall be paid by Borrower to Bank within ten (10) days of receipt from Bank of a statement setting forth the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding upon Borrower absent manifest error. Failure on the part of Bank to demand compensation for any increased costs in any Interest Period shall not constitute a waiver of Bank's right to demand compensation for any increased costs incurred during any such Interest Period or in any other subsequent or prior Interest Period.

         The LIBOR Margin and Floating Rate Margin shall be adjusted quarterly based upon the Borrower's consolidated ratio of Total Liabilities to Tangible Net Worth as of the end of the most recent fiscal quarter for which Borrower's quarterly financial statements have been furnished to the Bank. For example, if the Borrower's financial statements for the quarter ended March 31 of a given year are furnished on May 15, and an adjustment in the Floating Rate Margin or LIBOR Margins is required, the adjustment shall be effective June 30. The change in the LIBOR Margin and Floating Rate Margin, if any, as so determined shall take effect on the first day of April, July, October and January in each year and such LIBOR Margin shall remain in effect for the ensuing three month period. If any Interest Period is in effect on the date the LIBOR Margin otherwise would change pursuant to the above provisions, the LIBOR Rate(s) then in effect shall not change, but shall remain in effect for the unexpired portion of such Interest Period(s). If in any case the Borrower does not deliver its financial statements to the Bank before the date the change in LIBOR Margin or Floating Rate Margin would otherwise take effect, then the Bank may elect, at its option either: (i) to not make the LIBOR Rate Option available to the Borrower until such financial statements are delivered and the LIBOR Margin is adjusted; or
(ii) to retroactively change the LIBOR Margin and Floating Rate Margin as of such date(s), and adjust the interest due hereon as soon as practicable following delivery of such financial statements to the Bank. If the Bank elects to make the adjustments described in clause (ii) and additional interest is due to the Bank by reason of an increase in the LIBOR Margin or Floating Rate Margin, such amount shall due and payable upon demand. If amounts are due to the Borrower by reason of a decrease in the LIBOR Margin or Floating Rate Margin, such amounts shall be credited against the next monthly interest payment due from the Borrower.
         To the extent permitted by law, whenever there is any Event of Default under this Note, the rate of interest on the unpaid principal balance shall, at the option of the Bank, be three percent(3%) per annum in excess of rate of interest otherwise in effect herein. The Borrower acknowledges that: (i)such additional rate is a material inducement to Bank to make the loan, (ii) the Bank would not have made the loan in the absence of the agreement of the Borrower to pay such default rate, (iii) such additional rate represents compensation for the increased risk to the Bank that the loan will not be repaid, and (iv) such additional rate is not a penalty and represents a reasonable estimate of (a) the cost to Bank in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the loan, and (b) of compensation to Bank for losses that are difficult to ascertain.
         The Borrower agrees to pay all costs (including attorneys' fees) incurred by the Bank in collecting this Note following an Event of Default.

         In the event that any payment on this Note shall not be received by the Bank within ten (10) days of its due date, the Bank shall (in addition to and not to the exclusion of its other rights hereunder) be entitled to, and the Borrower shall pay to the Bank, a late charge of 5% of the overdue payment, but in any case neither less than $25 nor more than $2,500. Late charges assessed by the Bank are immediately due and payable. Payments are deemed made on the banking day payment is received by the Bank; payments received after 3:00 p.m. will be deemed made the next banking day.
         Presentment for payment, demand, protest, notice of protest and notice of dishonor are hereby waived by all parties to this Note, whether Borrower, endorser, guarantor or surety.
         Anything in this Note to the contrary notwithstanding, in no event shall the interest charged hereon exceed the maximum amount allowed by law.
         No provision of this Note may be changed or waived orally or by any course of dealing, but only by an instrument in writing signed by the party to be charged by such change or waiver.
         This Note shall be construed and enforced in accordance with the laws of the State of New Jersey. The Bank shall note in its standard business records, whether manually or electronically maintained, the date and amount of each advance and payment hereunder. The Bank's records of such advances and payments shall, in the absence of manifest error, be binding upon the Borrower.
         In the event the Bank makes one or more advances causing the outstanding principal balance hereof to exceed the face amount of this Note, all such additional advances shall nevertheless be payable on demand and enforceable pursuant to the terms of this Note.
         IN ANY LITIGATION ARISING OUT OF OR RELATING TO ANY OF THE MATTERS CONTAINED IN THIS NOTE OR ANY OF THE DOCUMENTS DELIVERED IN CONNECTION HEREWITH IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES, THE BANK AND THE BORROWER WAIVE TRIAL BY JURY.
         IN WITNESS WHEREOF, the Borrower has executed this Note as of the day and year first above written.

                                                    TOTAL RESEARCH CORPORATION

                                                  By:/s/ Albert Angrisani
                                                     ---------------------------
                                                     Albert Angrisani, President

                                                  Address of Borrower:
                                                  5 Independence Way
                                                  Princeton, NJ 08543-5303